Exhibit 99.1

Media Contact:	Michelle Foytik
713-580-8270
mfoytik@micromedcv.com
For further information:
Media Contact: Tammy Pitts
713-580-8289
tpitts@micromedcv.com
MICROMED ANNOUNCES CLOSING OF FINANCING
HOUSTON (December 2, 2005) — MicroMed Cardiovascular, Inc. (OTCBB:MMCV) is pleased to announce that it has completed an equity financing through a private placement of $5.15 million of its common stock by Hunter World Markets, Inc. of Beverly Hills, California. The proceeds of the transaction are expected to support continued clinical studies and research associated with the Company’s DeBakey VAD®, as well as for general corporate purposes.
The shares of common stock sold and warrants issued in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without a registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement and the shares of common stock issued upon exercise of the warrants.
The Company also announced that Todd M. Ficeto, President and CEO of Hunter World Markets, has joined its Board of Directors, replacing Mr. Martin Sutter, who resigned on the same date.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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